ADHERA THERAPEUTICS, INC.
8000 Innovation Park
Baton Rouge, LA 70820

November 1, 2021

Zahed Subhan
1924 Kimberton Road
Phoenixville
PA
19460

Dear Mr. Subhan:

On behalf of Adhera Therapeutics, Inc., a Delaware corporation (the "Company"), I am pleased to welcome you to the Company's Board of Directors (the "Board"). By signing below, you hereby acknowledge your appointment to the Board effective on November 1, 2021, and you hereby agree that you shall serve as a member of the Board until such time as your successor has been elected and appointed or qualified or until your earlier resignation or removal.

As a member of the Board, you shall be entitled to a monthly fee in the amount of $4,167, to be paid monthly in arrears. You shall also be entitled to such other compensation from the Company (including equity compensation) as consideration for your service as a director as may be determined from time to time by the Board. Further, as a member of the Board, you shall be entitled to reimbursement of reasonable out-of-pocket expenses incurred by you in connection with your service to the Company, including travel expenses, as well as indemnification to the extent provided under Delaware law, the Certificate of Incorporation of the Company and the By-Laws of Company, in each case as currently in effect and as modified from time to time.

As the director of a corporation that is incorporated under the laws of the State of Delaware, you shall perform your duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances, in accordance with Delaware law, the Certificate of Incorporation of the Company and the By-Laws of the Company, in each case as in effect and as modified from time to time. You shall also be bound by all of the fiduciary duties, and obligations to hold in trust (and not use for your own benefit) the confidential and proprietary information of the Company, that are owed by directors of a Delaware corporation.

This letter agreement: (A) constitutes the entire agreement and understanding between you and the Company, and supersedes all prior agreements and understandings, whether written or oral, relating to your service as a member of the Board; (B) may be amended or modified only by a written instrument executed by both you and the Company; and (C) shall be governed by, and

construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, admissible into evidence, and all of which together shall be deemed to be a single instrument. If any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

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Please acknowledge your agreement with the foregoing by signing in the space provided below.

Very truly yours,

Andrew Kucharchuk

Andrew A. Kucharchuk
Chief Executive Officer
Adhera Therapeutics, Inc.

Acknowledged and agreed to as of this
1st day of November 2021 by:

____
Zahed Subhan

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